LOAN AGREEMENT

dated as of June 20, 2008

by and between

APPLE ORCHARD, L.L.C.,

a Michigan limited liability company

SUN LAKEVIEW LLC,

a Michigan limited liability company

SUN TAMPA EAST, LLC,

a Michigan limited liability company

as Borrowers

and

LASALLE BANK MIDWEST NATIONAL ASSOCIATION,

a national banking association

TABLE OF CONTENTS

Article	Page

ARTICLE 1	INCORPORATION AND DEFINITIONS	1
1.1	Incorporation and Definitions	1
ARTICLE 2	REPRESENTATIONS AND WARRANTIES	6
2.1	Representations and Warranties	6
2.2	Continuation of Representations and Warranties	9
ARTICLE 3	AMOUNT AND TERMS OF LOAN	9
3.1	Agreement to Lend and to Borrow; Note	9
ARTICLE 4	PRINCIPAL, INTEREST; SPECIAL PROVISIONS FOR LIBOR LOANS	9
4.1	Interest Rates	9
4.2	Payment of Principal and Interest	10
4.3	Types of Loans; Setting and Notice of LIBOR Rates	11
4.4	Conversion and Continuation Procedures	11
4.5	Computation of Interest and Fees	11
4.6	Inability to Determine Interest Rate	12
4.7	Payments	12
4.8	Illegality	12
4.9	Legal Requirements	12
4.10	Taxes	13
4.11	LIBOR Loan Indemnification	14
ARTICLE 5	LOAN DOCUMENTS	14
5.1	Loan Documents	14
ARTICLE 6	CONDITIONS TO LOAN CLOSING	15
6.1	Conditions to Loan Closing	15
6.2	Termination of Agreement	18
ARTICLE 7	DISBURSEMENT	18
7.1	Conditions Precedent to Disbursement of Loan Proceeds	18
7.2	Expenses and Advances Secured by Mortgages	19
7.3	Acquiescence not a Waiver	19
7.4	The Bank's Action for the Bank's Own Protection Only	19
ARTICLE 8	FURTHER AGREEMENTS OF BORROWER	19
8.1	Furnishing Information	19
8.2	Debt Service Coverage Ratio	19
8.3	Adjusted EBITDA to Fixed Charges Ratio	19
8.4	Total Leverage Ratio	19
8.5	Compliance with Covenants; Prohibition Against Additional Recordings	19
8.7	Distributions	20
8.8	Further Assurance	20
ARTICLE 9	CASUALTIES AND CONDEMNATION	20

i

Article	Page

9.1	Application of Insurance Proceeds and Condemnation Awards	20
ARTICLE 10	PARTICIPATIONS, SALE AND ENCUMBRANCES	20
10.1	Bank Participations	20
10.2	Prohibition of Assignments and Encumbrances by Borrower	21
10.3	Special Provisions Regarding Expansion Property	21
ARTICLE 11	EVENTS OF DEFAULT BY BORROWER	22
11.1	Event of Default Defined	22
ARTICLE 12	BANK'S REMEDIES UPON EVENT OF DEFAULT	23
12.1	Remedies Conferred upon the Bank	23
12.2	Setoff Rights	23
12.3	Right of Bank to Make Advances to Cure Event of Defaults; Obligatory Advances 23
12.4	Attorneys Fees	23
12.5	No Waiver	24
12.6	Default Rate	24
ARTICLE 13	MISCELLANEOUS	24
13.1	Time is of the Essence	24
13.2	The Bank's Determination of Facts	24
13.3	Prior Agreements	24
13.4	Disclaimer by Bank	24
13.5	Borrower Indemnification	24
13.6	Captions	25
13.7	Inconsistent Terms and Partial Invalidity	25
13.8	Gender and Number	25
13.9	Notices	25
13.10	Effect of Agreement	26
13.11	Governing Law	26
13.12	Waiver of Defenses	26
13.13	Consent to Jurisdiction	26
13.14	Waiver of Jury Trial	27
13.15	Counterparts; Facsimile Signatures	27
13.16	Customer Identification - USA Patriot Act Notice	27

EXHIBITS

EXHIBIT “A” - THE PROPERTY

EXHIBIT “B” – FORM OF PROMISSORY NOTE

ii

LOAN AGREEMENT

This LOAN AGREEMENT dated as of June 20, 2008 (the “Agreement”), is executed by and among APPLE ORCHARD, L.L.C., a Michigan limited liability company; SUN LAKEVIEW LLC, a Michigan limited liability company; and SUN TAMPA EAST, LLC, a Michigan limited liability company (collectively, the “Borrower”) and LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association (the “Bank”).

R E C I T A L S:

A.    Each Borrower is the owner of one or more of the properties described in Exhibit_“A” attached hereto (being collectively referred to herein as the “Property”).

B.    Borrower has applied to the Bank for the Loan (as hereinafter defined) for the purpose of financing the Property, and the Bank is willing to make the Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:

•

INCORPORATION AND DEFINITIONS

1.1          Incorporation and Definitions. The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement. The following terms shall have the following meanings in this Agreement:

“Adjusted EBITDA” means such term as defined in the Credit Agreement.

“Adjusted Net Operating Income” means, as of any measurement date, the gross income derived from the operation of the Property, on a combined basis, over the preceding 12-month period, less Operating Expenses attributable to the Property, on a combined basis, over the preceding 12-month period, accounted for on an accrual basis, in accordance with GAAP, including any rent loss or business interruption insurance proceeds, and water and sewer charges, which are actually received and Operating Expenses actually paid or payable on an accrual basis attributable to the Property as set forth on operating statements satisfactory to the Bank, less a capital expenditure reserve equal to $50 for each pad in the Property. Notwithstanding the foregoing, Net Operating Income shall not include (i) any condemnation or insurance proceeds (excluding rent or business interruption insurance proceeds), (ii) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any portion of the Property, (iii) amounts received from tenants as security deposits, (iv) amounts received from affiliates of the Borrower or the Guarantor, which amounts do not represent pass-through rent payments received from bona-fide third party tenants, (v) interest income, and (vi) any type of income otherwise included in Net Operating Income but paid directly by any tenant to anyone other than Borrower or the Guarantor or its agents or representatives.

“Applicable Margin” means, with respect to LIBOR Loans, two and 05/100 percent (2.05%) per annum and, with respect to Base Rate Loans, one quarter of one percent (0.25%) per annum.

“Assignments of Rents” means such term as defined in Section 5 hereof

“Bank ” means such term as defined in the Preamble.

“Base Rate Loan” means any Loan which bears interest at a rate determined by reference to the Base Rate.

“Base Rate” means, at any time, the greater of the Federal Funds Rate plus one-half of one percent (0.50%) and the Prime Rate.

“Borrower” means such term as defined in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Troy, Michigan.

“Commitment Fee” means a commitment fee in the amount of One Hundred One Thousand Two Hundred Fifty and 00/100 Dollars ($101,250.00) payable to the Bank as provided in this Loan Agreement.

“Computation Period” means such term as defined in the Credit Agreement.

“Credit Agreement” means the CREDIT AGREEMENT, dated as of September 30, 2004, as amended, among the Guarantor, Sun Communities, Inc., the various financial institutions party thereto, as Lenders, and the Bank, as Administrative Agent.

“Debt Service” means, as of any measurement date, the sum of twelve monthly principal and interest payments each in the amount that would be necessary to amortize the principal balance outstanding of the Loan as of such date over a 30-year amortization period with interest at the greater of: (1) the Treasury Based Rate, or (2) Seven and One-Half percent (7.50%) per annum.

“Debt Service Coverage Ratio” means, as of any measurement date, the ratio of Adjusted Net Operating Income to Debt Service.

“Default Rate” means such term as defined in Section 4.1 hereof.

“Environmental Indemnity Agreement” means such term as defined in Section 5 hereof.

“Environmental Laws” means such term as defined in the Environmental Indemnity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurocurrency Reserve Percentage” means, with respect to any LIBOR Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the

FRB which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

“Event of Default” means one or more of the events or occurrences referred to in Article 11 of this Agreement.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. The Bank’s determination of such rate shall be binding and conclusive absent manifest error.

“Fixed Charges” means such term as defined in the Credit Agreement.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereof.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means Sun Communities Operating Limited Partnership, a Michigan limited partnership.

“Hazardous Materials” means such term as defined in the Environmental Indemnity.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as a LIBOR Loan and ending on the date one, two, three, six, nine or twelve months thereafter as selected by Borrower pursuant to Section 4.3; provided that:

(i)            each Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires;

(ii)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(iii)         any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv)         Borrower may not select any Interest Period for a Loan which would extend beyond the scheduled Maturity Date.

“Lease(s)” means any and all leases, licenses or agreements for use of any part of the Property.

“Legal Requirements” means, as to any person or party, the Articles of Incorporation or Organization and bylaws, operating agreement, partnership agreement or other organizational or governing documents of such person or party, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or party or any of its property or to which such person or party or any of its property is subject.

“LIBOR Loan” means any Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

“LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of such LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system, provided, however, if the Bloomberg’s Financial Markets system is no longer available, the Bank, in its sole discretion, shall designate another daily financial or governmental news service or publication of national circulation to be used to determine the LIBOR Rate).

“LIBOR Rate (Reserve Adjusted)” means, with respect to any LIBOR Loan for any Interest Period, a rate per annum equal to (A) the LIBOR Rate, divided by (B) a number determined by subtracting from 1.00 the Eurocurrency Reserve Percentage.

“Loan Amount” means the principal amount of the Loan, which is Twenty Seven Million and 00/100 Dollars ($27,000,000.00).

“Loan Documents” means this Agreement, the documents specified in Article 5 hereof and any other instruments evidencing, securing or guarantying obligations of any party under the Loan.

“Loan Expenses” means such term as defined in Section 7.2(b) hereof.

“Loan Closing” means the first disbursement of the Loan.

“Loan Closing Date” means June 20, 2008.

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

“Loan” or “Loans” means the loan to be made by the Bank pursuant to this Agreement which shall be comprised of LIBOR Loans and/or Base Rate Loans.

“Maturity Date” means June 20, 2011, unless extended as provided in Section 4.2(b).

“Mortgages” means such term as defined in Section 5 hereof.

“Non-Excluded Taxes” means such term as defined in Section 4.10 hereof.

“Note” means the promissory note made by Borrower payable to the Bank in the amount of the Loan and in the Form of Exhibit_“B” hereto.

“Operating Expenses” means, for any given period (and shall include the pro rata portion for such period of all such expenses attributable to, but not paid during, such period) all expenses to be paid or payable, as determined in accordance with GAAP, by Borrower during that period in connection with the operation of the Property, including without limitation:

(i)            expenses for cleaning, repair, mantenance, decoration and painting of the Property (including, without limitation, parking lots and roadways), net of any insurance preceeds in respect of any of the foregoing;

(ii)          wages (including overtime payments), benefits, payroll taxes and all other related expenses for Borrower’s on-site personnel, engaged in the repair, operation and maintenance of the Property and service to tenants and on-site personnel engaged in audit and accounting functions performed by Borrower;

(iii)         actual management fees, if any, together with any allocated management fees or similar fees received from tenants or other parties. Such fees shall include all fees for management services whether such services are performed at the Proeprty or off-site;

(iv)         the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and the cost of building and cleaning supplies;

(vi)	rent, liability, casualty and fidelity insurance premiums;
(vii)	legal, accounting and other professional fees and expenses;

(viii)       the cost of all equipment to be used in the ordinary course of business, which is not capitalized in accordance with GAAP;

(ix)	real estate and other taxes;
(x)	advertising and other marketing costs and expenses;
(xi)	casualty losses to the extent not reimbursed by a third party;
(xii)	any ground lease payments; and

(xiii)       all amounts that should be reserved, as reasonably determined by Borrower with approval by the Bank in its reasonable discretion, for repair or maintenance of the Property and to maintain the value of the Property.

Nothwithstanding the foregoing, Operating Expenses shall not include (i) depreciation or amortization or any other non-cash item of expense; (ii) interest, principal, fees, costs and expense reimbursements of the Bank in administering the Loan but not in exercising any of its rights under this Agreement or the Loan Documents; or (iii) any expenditure (other than leasing commissions, tenant concessions and improvements, and replacement reserves) which is properly treatable as a capital item under GAAP.

“Permitted Exceptions” means the title exceptions specified as permitted exceptions in each of the Mortgages, together with such additional exceptions as may be approved in writing by the Bank or are permitted by the terms hereof.

“Prime Rate” means For any day, the rate of interest most recently announced by the Bank at Troy, Michigan as its prime or base rate. A certificate made by an officer of the Bank stating the Prime Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Prime Rate in effect on such day. The Prime Rate is a base reference rate of interest adopted by the Bank as a general benchmark from which the Bank determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness and Borrower acknowledges and agrees that the Bank has made no representations whatsoever that the Prime Rate is the interest rate actually offered by the Bank to borrowers of any particular creditworthiness. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Property” means such term as defined in the Recitals to this Agreement.

“Regulatory Change” means the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending offices.

“State” means the state in which the Property is located.

“Title Company” means LandAmerica LawyersTitle Insurance Company.

“Total Leverage Ratio” means such term as defined in the Credit Agreement.

“Treasury Based Rate” means a per annum rate of interest equal to (i) two and 00/100 percent (2.00%) plus (ii) the yield (converted as necessary to an annual interest rate) on 10-year United States Treasury Securities at approximately 8:00 a.m. Troy, Michigan time two (2) Business Day prior to the measurement date, as displayed in the Bloomberg’s Financial Markets system, provided, however, if the Bloomberg’s Financial Markets system is no longer available, the Bank, in its sole discretion, shall designate another daily financial or governmental news service or publication of national circulation to be used to determine such yield).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties. To induce the Bank to execute and perform this Agreement, Borrower hereby represents, covenants and warrants to the Bank as follows:

(a)           At the Loan Closing and at all times thereafter until the Loan is paid in full, each Borrower will have good and merchantable fee simple title to the Property that it owns, subject only to the Permitted Exceptions;

(b)           Each Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Michigan and is qualified to conduct business in the State of Michigan. Borrower has full power and authority to conduct its business as presently conducted, to own and operate the Property, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents; such execution and performance have been duly authorized by all necessary Legal Requirements; neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor;

(c)           This Agreement, the Note, the Mortgages, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrower and/or Guarantor in connection with the Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); no basis presently exists for any claim against the Bank under this Agreement, under the Loan Documents or with respect to the Loan; enforcement of this Agreement and the Loan Documents are subject to no defenses of any kind;

(d)           The execution, delivery and performance of this Agreement, the Note, the Mortgages, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrower or Guarantor pursuant to this Agreement or in connection with the Loan and occupancy and use of the Property will not: (i) violate any Legal Requirements, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower or Guarantor is a party or by which any of them may be bound. Neither Borrower nor Guarantor is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by Borrower or Guarantor of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement and/or the other Loan Documents;

(e)           No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could (i) adversely affect the validity or priority of the liens and security interests granted the Bank under the Loan Documents; (ii)  materially adversely affect the ability of Borrower or Guarantor to perform their obligations under the Loan Documents; or (iii) constitute an Event of Default under any of the Loan Documents or an event which, with the giving of notice, the passage of time or both, would constitute such an Event of Default;

(f)           The Property, and the present use and occupancy of the Property, will not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind in any material respect, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, and if a third-party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the use and/or operation of the Property, Borrower has obtained such approval from such party. In addition, and without limiting the foregoing, Borrower shall (a) ensure that no person or entity which owns a controlling interest in or otherwise controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended;

(g)           The Property has never been used, and the Property will not be used, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Materials in material violation of any Environmental Laws. No Hazardous Materials exist now, and no Hazardous Materials will hereafter exist, on or under the Property in material violation of any Environmental Laws or in any surface waters or groundwaters on or under the Property having a material adverse impact on the Property. The Property and its existing and prior uses have at all times materially complied with and will comply with all Environmental Laws, and Borrower has not violated, and will not violate, any Environmental Laws;

(h)           There are no facilities on the Property which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder. The Property does not contain any underground storage tanks;

(i)            All financial statements submitted by Borrower or Guarantor to the Bank in connection with the Loan are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the respective financial conditions and results of operations of the entities which are their subjects;

(j)            This Agreement and all financial statements, budgets, schedules, opinions, certificates, confirmations, applications, rent rolls, affidavits, agreements, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of Borrower or Guarantor fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading;

(k)           All governmental permits and licenses required by applicable law to occupy and operate the Property have been validly issued and are in full force;

(l)            Improvements on the Property do not encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Property;

(m)         The Loan, including interest rate, fees and charges as contemplated hereby, is a business loan; the Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. § 1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loan; and

(n)           The Leases are in full force and effect; no material defaults have occurred thereunder, except those defaults with respect to which the Borrower is taking appropriate collection or enforcement proceedings in the ordinary course of business; no tenant under any Lease has a right of set-off against payment of rent due thereunder; and enforcement of the Leases by Borrower or by the Bank pursuant to an exercise of the Bank’s rights under the Assignment of Leases and Rents would be subject to no defenses of any kind.

2.2          Continuation of Representations and Warranties. The Borrower hereby covenants, warrants and agrees that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct at the time of the Loan Closing and at all times thereafter so long as any part of the Loan shall remain outstanding.

ARTICLE 3

AMOUNT AND TERMS OF LOAN

3.1	Agreement to Lend and to Borrow; Note.

(a)           Subject to the conditions and upon the terms provided for in this Agreement, the Bank agrees to make the Loan to Borrower in the principal amount of the Loan Amount.

(b)           The Loan shall be evidenced by a Note of Borrower, substantially in the form of Exhibit_“B” hereto, payable to the order of the Bank. The date, amount and type of each Loan and payment or prepayment of principal with respect thereto, each continuation thereof, and the length of each Interest Period with respect to each LIBOR Loan shall be recorded by the Bank on its books and, at the discretion of the Bank, endorsed by the Bank, on schedules annexed to and constituting a part of the Note. Each such recordation shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error. The Note shall (i) be dated the date hereof, (ii) be stated to mature on the Maturity Date, and (iii) provide for the payment of princial and interest in accordance with Article 4 hereof.

(c)           No portion of any Loan shall be funded with plan assets of (i) any employee benefit plan subject to Title I of ERISA, (ii) any plan covered by Section 4975 of the Code, or (iii) any government plan subject to state laws that are comparable to Title I of ERISA or Section 4975 of the Code.

ARTICLE 4

PRINCIPAL, INTEREST; SPECIAL PROVISIONS FOR LIBOR LOANS

4.1          Interest Rates. Borrower promises to pay interest on the unpaid principal amount of the Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)           at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Applicable Margin from time to time in effect; and

(b)           at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin from time to time in effect;

provided that at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by two percent (2.00%) (the “Default Rate”).

4.2	Payment of Principal and Interest.

(a)           Principal and interest on the Loan shall be payable as provided in the Note. The outstanding principal balance of the Loan shall be due and payable in full on the Maturity Date, unless the Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(b)           The Borrower shall be entitled to extend the Maturity Date for an additional period of two (2) years from the initial Maturity Date upon notice given by the Borrower to the Bank at least thirty (30) days prior to the initial Maturity Date, provided that, as of the initial Maturity Date: (i) no Event of Default, after the expiration of any applicable notice and cure periods, shall have occurred and be continuing; and (ii) the Borrower shall pay to the Bank, on or before the initial Maturity Date, an extension fee in an amount equal to twelve and one-half basis points (0.125%) of the outstanding principal balance of the Loan as of the initial Maturity Date.

(c)           Prior to the occurrence of an Event of Default, all payments and prepayments on account of the indebtedness evidenced by the Note shall be applied as follows: (i) first, to fees, expenses, costs and other similar amounts then due and payable to the Bank, (ii) second, to accrued and unpaid interest on the principal balance of the Note, (iii) third, to the payment of principal due in the month in which the payment or prepayment is made, if any, (iv) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents, (v) fifth, to any other amounts then due the Bank hereunder or under any of the Loan Documents, and (vi) last, to the unpaid principal balance of the Note. After an Event of Default has occurred and is continuing, payments shall be applied as required under applicable law and in the absence of any such requirements, payments may be applied to amounts owed hereunder and under the Loan Documents in such order as the Bank shall determine, in its sole discretion.

(d)           All payments of principal (including prepayments) and accrued interest shall be paid by wire transfer or check in United States Dollars, to the Bank at such place as the Bank may from time to time direct, and in the absence of such direction, then at the offices of the Bank at 2600 West Big Beaver Road, Troy, Michigan 48084. Payment made by check shall be deemed paid on the date the Bank receives such check; provided, however, that if such check is subsequently returned to the Bank unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. Notwithstanding the foregoing, the final payment due under the Note must be made by wire transfer or other immediately available funds.

(e)           If any payment of interest or principal due hereunder is not made within five days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Borrower shall pay to the Bank a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Borrower agrees that the damages to be sustained by the holder hereof for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

(f)           LIBOR Loans and Base Rate Loans may be prepaid either in whole or in part at any time and from time to time without penalty or premium upon three (3) days prior notice to the

Bank; provided, however, that if a LIBOR Loan is prepaid on a date other than the last day of the applicable Interest Period, it shall be accompanied by any amounts due under Section 4.11 hereof.

4.3	Types of Loans; Setting and Notice of LIBOR Rates.

(a)           The Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as Borrower shall specify in such manner as designated by the Bank. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five (5) different tranches of LIBOR Loans shall be outstanding at any one time. Each LIBOR Loan shall be designated by the Borrower by any written, verbal, electronic, telephonic or telecopy request, in form acceptable to the Bank, which the Bank in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Each such request shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and the initial Interest Period therefor. The final Interest Period for any LIBOR Loan must be such that its expiration occurs on or before the Maturity Date. A request to designate a LIBOR Loan must be (i) received by the Bank no later than 11:00 a.m. Troy, Michigan time, three days before the day it is to be designated a LIBOR Loan, and (ii) in an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) or a higher integral multiple of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). The Borrower does hereby irrevocably confirm, ratify and approve all such designations and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

(b)           The applicable LIBOR Rate for each Interest Period shall be determined by the Bank, and notice thereof shall be given by the Bank promptly to Borrower. The Bank shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by the Bank in determining any applicable LIBOR Rate hereunder.

4.4	Conversion and Continuation Procedures.

(a)           Each LIBOR Loan shall automatically renew for the Interest Period specified in the initial request received by the Bank for the LIBOR Loan, at the then current LIBOR Rate unless the Borrower, pursuant to a subsequent written notice received by the Bank, shall elect a different Interest Period. Upon receipt by the Bank of such subsequent notice, the Borrower may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a different Interest Period. Such notice shall be given before 11:00 a.m., Troy, Michigan time, at least three Business Days prior to the last day of the applicable Interest Period, specifying: (i) the aggregate amount of LIBOR Loans to be converted to a different Interest Period; and (ii) the duration of the requested Interest Period.

(b)           The Borrower may not elect an Interest Period, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall be converted to Base Rate Loans until repaid.

4.5	Computation of Interest and Fees.

(a)           Fees and interest shall be calculated on the basis of a 360 day year for the actual days elapsed in any portion of a month in which interest is due. Interest on Base Rate Loans and LIBOR Loans shall not exceed the maximum amount permitted under applicable law. Any change in the interest rate on a Loan resulting from a change in the Base Rate, or the Eurocurrency Reserve Percentage, shall become effective as of the opening of business on the day on which such change becomes effective. The Bank shall as soon as practicable notify Borrower of each determination of a LIBOR Rate.

(b)           Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding upon the parties hereto in the absence of manifest error.

4.6          Inability to Determine Interest Rate. If prior to the first day of any Interest Period, (a) the Bank shall have determined (which determination shall be conclusive, absent manifest error) that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, or (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (b) the Bank shall have determined that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Bank (as conclusively certified by the Bank) of making or maintaining the affected Loans during such Interest Period, the Bank shall give telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter and, so long as such circumstances shall continue, (A) the Bank shall not be under any obligation to make any LIBOR Loans or convert any Base Rate Loans into LIBOR Loans, and (B) on the last day of the current Interest Period for each LIBOR Loan, such Loan, unless then repaid in full, shall automatically convert to a Base Rate Loan, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

4.7          Payments. All payments (including prepayments) to be made by Borrower hereunder and under the Note, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., Troy, Michigan time, on the due date thereof. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

4.8          Illegality. Notwithstanding any other provision herein, if the Bank shall have reasonably determined that any Regulatory Change shall make it unlawful for the Bank to make or maintain LIBOR Loans as contemplated by this Agreement, the Bank shall give notice of such determination to Borrower and (A) the commitment of the Bank hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be canceled and (B) the LIBOR Loans then outstanding, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such LIBOR Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to the Bank such amounts, if any, as may be required pursuant to subsection 4.11.

4.9	Legal Requirements.
(a)	If any Regulatory Change made subsequent to the date hereof shall:

(i)          subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Note or any LIBOR Loan made by it, or change the basis of taxation of payments to the Bank in respect thereof (except for Non-Excluded Taxes covered by subsection 4.10 and changes in the rate of tax on the overall net income of the Bank);

(ii)        impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the LIBOR Rate; or

(iii)       impose on the Bank any other condition regarding the LIBOR Loans or the Bank’s funding thereof;

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank in good faith deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable.

(b)           If the Bank shall have determined that any Regulatory Change regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in any such case made subsequent to the date hereof, does or shall have the effect of reducing the rate of return on the Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such change or compliance (taking into consideration the Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, after submission by the Bank to Borrower (with a copy to the Bank) of a written request therefor, Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

(c)           If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Bank to Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder.

(d)           Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to the Bank pursuant to this subsection to the extent such additional amounts result from the Bank’s negligence.

4.10        Taxes. All payments made by Borrower under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Bank hereunder or under the Note, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Borrower shall not be required to increase any such amounts payable to the Bank that is not organized under the laws of the United States of America or a state thereof if the Bank fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to the Bank a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, Borrower shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failures. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder. Notwithstanding anything to the contrary contained in this subsection, Borrower shall not be required to pay any additional amounts to the Bank pursuant to this subsection to the extent such additional amounts result from the Bank’s negligence.

4.11        LIBOR Loan Indemnification. Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnified amount shall include any and all costs, expenses, penalties and charges incurred by the Bank as a result thereof, plus an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or borrowed, converted or continued, for the period from the time of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of the failure to borrow, convert or continue, the Interest Period which would have commenced on the date of such failure) in each case the applicable rate of interest for such Loans provided herein (excluding, however, the Applicable Margin included thereon, if any) over (ii) the amount of interest (as reasonably defined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank. This covenant shall survive the termination of this Agreement and the payment of the Note and all other amounts due hereunder. Amounts payable pursuant to this subsection shall be paid to the Bank, upon the request of the Bank and a determination of the Bank as to the amounts payable pursuant to this subsection shall be conclusive absent manifest error, based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

ARTICLE 5

LOAN DOCUMENTS

5.1          Loan Documents. As a condition precedent to the Loan Closing, Borrower agrees that it will deliver the following Loan Documents to the Bank at the Loan Closing, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a)           Promissory Note. A promissory note dated the date hereof executed by Borrower and made payable to the order of the Bank in the amount of the Loan Amount in the form of Exhibit_“B” attached hereto.

(b)           Mortgages. Mortgages dated as of even date herewith (the “Mortgages”), duly executed by Borrower to and for the benefit of the Bank, granting a first lien on the Property to the Bank to secure the Note, the Loan and all obligations of Borrower in connection therewith.

(c)           Assignment of Rents and Leases. Assignments of Rents and Leases dated as of even date herewith (the “Assignments of Rents”), duly executed by Borrower to and for the benefit of the Bank, collaterally assigning to the Bank all of Borrower’s rents, leases and profits of the Property as security for the Note.

(d)           Financing Statements. Uniform Commercial Code Financing Statements as required by the Bank to perfect all security interests granted by the Mortgages.

(e)           Environmental Indemnity. Environmental Indemnity Agreements dated as of even date herewith (the “Environmental Indemnity”), jointly and severally executed by Borrower and Guarantor to and for the benefit of the Bank whereby Borrower and Guarantor jointly and severally indemnify the Bank for any loss, cost, damage or expense incurred as a result of environmental matters at the Property.

(i)           Guaranty. A Continuing Guaranty (the “Guaranty”) executed by Guarantor to and for the benefit of the Bank, guaranteeing to the Bank payment of the principal balance outstanding under the Loan at maturity (whether upon demand, at stated maturity or at maturity accelerated by reason of the Borrower's default under the terms of any of the Loan Documents), plus interest accrued and unpaid with respect to the Loan and all other amounts payable in connection therewith, plus all indebtedness and liability of the Borrower to the Bank under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices in connection with the Loan.

(f)           Other Loan Documents. Such other documents and instruments as further security for the Loan as the Bank may reasonably require.

ARTICLE 6

CONDITIONS TO LOAN CLOSING

6.1          Conditions to Loan Closing. As a condition precedent to the Loan Closing, Borrower shall furnish the following to the Bank at least five (5) days prior to the Loan Closing or at such time as is set forth below, all of which must be strictly satisfactory to the Bank and the Bank’s counsel in form, content and execution:

(a)           Title Insurance Policy. At the Loan Closing, an ALTA Loan Policy-1997 issued on the date of the Loan Closing by the Title Company to the Bank in the full amount of the Loan, insuring the Mortgages to be valid first, prior and paramount liens upon the fee title to the Property subject only to the Permitted Exceptions (the “Title Insurance Policy”). The Title Insurance Policy must contain the following endorsements: (i) ALTA Zoning Endorsement Form 3.1; (ii) Comprehensive Endorsement; (iii) location endorsement; (iv) access endorsement; (v) if a Property consists of more than one subparcel, contiguity endorsement; (vi) environmental lien endorsement; (vii) creditor’s rights endorsement; (viii) variable rate endorsements, if applicable; and (ix) such other endorsements as the Bank may require. If required by the Bank, Borrower shall procure reinsurance with companies and in amounts satisfactory to the Bank.

(b)           Survey. Copies of Borrower’s existing surveys of each Property together with affidavits of the Borrowers satisfactory to the Title Company and the Bank to the effect that there have been no material changes to the Property since the date of each survey, except as disclosed in such affidavits.

(c)           Insurance Policies. Borrower shall, during the term of this Agreement, procure at its expense and keep in force the insurance coverages required by the Mortgages. In addition, all insurance shall be in form, content and amounts approved by the Bank and written by an insurance company or companies licensed to do business in the state in which the Property is located and domiciled in the United States or a governmental agency or instrumentality approved by the Bank. The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting the Bank to collect any and all proceeds payable thereunder and shall include a thirty (30) day (except for nonpayment of premium, in which case, a ten (10) day) notice of cancellation clause in favor of the Bank. Duplicate policies or certificates of insurance shall be delivered to and held by the Bank as further security for the payment of the Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to the Bank at least thirty (30) days before the expiration date of any policy.

(d)           Environmental Report. A written report (the “Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by the Bank in its sole and absolute discretion. The Environmental Report shall be subject to the Bank’s approval in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, the Bank may require, in its sole and absolute discretion, a written report (also referred to herein as the “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to the Bank’ approval, in its sole and absolute discretion.

(e)           Appraisals. Appraisals addressed and satisfactory to the Bank, prepared by a certified or licensed appraiser who is approved by the Bank. The appraisals must show appraised values of the Property such that the ratio of the Loan Amount to the total of the appraised values of the Property shall be no more than seventy five percent (75.00%).

(f)           Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.

(g)           Searches. A report from the appropriate filing officers of the state and county in which the Property is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of the Bank) are of record or on file encumbering any portion of the Property, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower and the Guarantor.

(h)           Borrower’s Attorney’s Opinion. An opinion of Borrower’s counsel addressing such issues as the Bank may request, including the following propositions and questions of law that:

(i)          Borrower, its manager or general partner, as applicable, and, if Guarantor is not an individual, Guarantor, are duly organized, validly existing and in good standing to do business in the state of their respective organization and in the State;

(ii)         Borrower has all necessary legal right, power and authority to conduct its business, to operate and use the Property and to enter into and perform its obligations under this Agreement and the Loan Documents;

(iii)       all necessary corporate, shareholder, membership, partnership approvals, resolutions and directions have been obtained for the operation and use of the Property and the execution of this Agreement and the Loan Documents;

(iv)        the execution and delivery of this Agreement and the Loan Documents, the performance thereunder by Borrower will comply with all applicable law in all material respects and will not violate with the instruments under which Borrower is organized or any applicable contracts or agreements; and

(v)         the Loan Documents and this Agreement have been duly and validly executed and delivered, are enforceable in accordance with their respective terms (subject to bankruptcy laws and laws pertaining to the exercise of creditors’ rights generally) and are subject to no defenses of any kind.

(i)            Organizational Documents. If Borrower is a partnership (and if any general partner of Borrower is a partnership), a copy of the partnership agreement creating Borrower (and such general partner) certified by a general partner of such partnership as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a notarized incumbency certificate showing specimen signatures for all partners of Borrower executing any Loan Documents. In addition, if Borrower is a limited partnership (or if any general partner of Borrower is a limited partnership), a certified copy of the certificate of limited partnership (and amendments thereto) of such partnership. If Borrower is a corporation (or if any general partner of Borrower is a corporation), a current Certificate of Good Standing for Borrower (or that partner) from the state of incorporation and from the State, a certified copy of the Articles of Incorporation and Bylaws, including all amendments thereto, for Borrower (or that partner) and a notarized incumbency certificate showing specimen signatures for all officers of Borrower (or that partner) executing any Loan Documents, and certified copies of director and shareholder resolutions authorizing execution and delivery of the Loan Documents. If Borrower is a limited liability company (or if any manager or general partner of Borrower is a limited liability company), a copy of the operating agreement creating Borrower (or such manager or partner), certified by the manager or the controlling member of such entity as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a current Certificate of Good Standing for Borrower (and its manager or general partner) from the state of incorporation and the State, a certified copy of the Articles of Organization, including all amendments thereto, for Borrower (and its manager or general partner), a certificate from the manager or controlling member providing that no certificate of dissolution has been filed, a notarized incumbency certificate showing specimen signatures for all of the members of Borrower (and its manager or general partner) executing any Loan Documents and, if necessary, certified copies of resolutions from the members authorizing execution and delivery of the Loan Documents. Borrower shall also provide the appropriate organizational documents for Guarantor that is not an individual, together with proper authorizing resolutions, if applicable.

(j)            Rent Rolls. Certified copies of the rent rolls for the Property listing the tenants in each Property, the rent payable by each tenant, the date of commencement and expiration of each lease in the Property, and such other information as the Bank may require.

(k)           Real Estate Taxes. Copies of the most recent real estate tax bills for the Property and evidence satisfactory to the Bank that the Property is separately assessed for real estate taxing purposes.

(l)            Broker. Evidence satisfactory to the Bank that all brokers’ commissions or fees due with respect to the Loan or the Property have been paid in full in cash.

(m)         Additional Documents. Such other papers and documents regarding Borrower or the Property as the Bank may require.

6.2          Termination of Agreement. Borrower agrees that all conditions precedent to the Loan Closing will be complied with on or prior to the Loan Closing Date. If all of the conditions precedent to the Loan Closing hereunder shall not have been performed on or before the Loan Closing Date, the Bank may, at its option at any time thereafter and prior to the Loan Closing, terminate this Agreement and all of its obligations hereunder by giving a written notice of termination from the Bank to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged as of the Loan Closing Date.

ARTICLE 7

DISBURSEMENT

7.1          Conditions Precedent to Disbursement of Loan Proceeds. The Loan Closing shall be made at such time as all of the conditions and requirements of this Agreement required to be performed by Borrower or other parties prior to the Loan Closing have been satisfied or performed, unless the same shall have been waived in writing by the Bank; but in no event shall the Loan Closing occur later than the Loan Closing Date. At the Loan Closing, the Bank shall disburse funds necessary to pay any Loan Expenses then due, unless paid by Borrower. The Loan Proceeds shall not be disbursed by the Bank to Borrower unless:

(a)	the Borrower shall have paid the Commitment Fee to the Bank;

(b)           all conditions precedent to that disbursement under the Loan Documents have been satisfied;

(c)           no Event of Default has occurred under this Agreement or under any Loan Document, and no event, circumstance or condition has occurred or exists which, with the passage of time or the giving of notice, would constitute a Event of Default under this Agreement or under the Loan Documents;

(d)           no litigation or proceedings are pending or threatened (including proceedings under Title 11 of the United States Code) against Borrower, Guarantor or the Property, which litigation or proceedings, in the sole and exclusive judgment of the Bank, is material; and

(e)           all representations and warranties made by Borrower to the Bank herein and otherwise in connection with the Loan are accurate in all material respects.

7.2          Expenses and Advances Secured by Mortgages. Any and all advances or payments made by the Bank hereunder, from time to time, and any amounts expended by the Bank pursuant to this Agreement and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become secured and guaranteed by the Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the face amount of the Note.

7.3          Acquiescence not a Waiver. To the extent that the Bank may have acquiesced (whether intentionally or unintentionally) in the Borrower’s failure to comply with and satisfy any condition precedent to the Loan Closing or to the disbursement of the Loan Proceeds, such acquiescence shall not constitute a waiver by the Bank of any condition precedent set forth in this Agreement, and the Bank at any time thereafter may require the Borrower to comply with and satisfy all conditions and requirements of this Agreement.

7.4          The Bank’s Action for the Bank’s Own Protection Only. The authority herein conferred upon the Bank and any action taken by the Bank or its agents or employees will be taken by the Bank and by its agents or employees for their own protection only, and neither the Bank nor its agents or employees shall be deemed to have assumed any responsibility to Borrower or Guarantor or any other person or entity with respect to any such action herein authorized or taken by them.

ARTICLE 8

FURTHER AGREEMENTS OF BORROWER

8.1	Furnishing Information. Borrower will:

(a)           Furnish to the Bank quarterly management prepared operating statements for each Property, including consolidated balance sheets and income statements, prepared in accordance with GAAP, for the most recently completed quarter of each fiscal year and fiscal year to date, within 45 days after the end of each quarter of each fiscal year, beginning with the period ending September, 2008;

(b)           Promptly notify the Bank of any condition or event which constitutes (or which, with the giving of notice or lapse of time, or both, would constitute) an Event of Default, and of any material adverse change in the financial condition of Borrower or Guarantor;

(c)           Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles, consistently applied;

(d)           Permit the Bank or any of its agents or representatives to have access to and to examine and copy and make abstracts from all books and records regarding the Property at any time or times hereafter during business hours.

8.2          Debt Service Coverage Ratio. Borrower will maintain a Debt Service Coverage Ratio, as of the end of each fiscal year ending on or after December 31, 2008, of not less than 1.25 to 1.00.

8.3          Adjusted EBITDA to Fixed Charges Ratio. The Guarantor shall not permit the ratio of Adjusted EBITDA to Fixed Charges for any Computation Period to be less than 1.45 to 1.00.

8.4          Total Leverage Ratio. The Guarantor shall not permit the Total Leverage Ratio as of the last day of any Computation Period to be greater than 0.70 to 1.00.

8.5          Compliance with Covenants; Prohibition Against Additional Recordings. Borrower will comply in all material respects with all legally enforceable recorded covenants affecting the Property. Borrower will not record or permit to be recorded any document, instrument, agreement or other writing against the Property without the prior written consent of the Bank.

8.6          Distributions. Borrower shall not make any distributions to its members, partners or shareholders, as the case may be, of any revenue received by or on behalf of Borrower from the ownership and operation of the Property unless or until the Loan and all interest accrued thereon, the Loan Expenses and other amounts due the Bank hereunder have been paid in full.

8.7          Further Assurance. Borrower, on request of the Bank, from time to time, will execute and deliver such documents as may be necessary to perfect and maintain perfected as valid liens upon the Property and the personal property located thereon, the liens granted to the Bank pursuant to this Agreement or any of the other loan Documents, and to fully consummate the transactions contemplated by this Agreement.

ARTICLE 9

CASUALTIES AND CONDEMNATION

9.1          Application of Insurance Proceeds and Condemnation Awards. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of the Property resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore the Property, as provided in the Mortgages. Borrower shall not settle and adjust any claims under policies of insurance without the Bank’s prior written consent, except as provided in the Mortgages.

ARTICLE 10

PARTICIPATIONS, SALE AND ENCUMBRANCES

10.1        Bank Participations. The Bank may at any time sell to one or more commercial banks or other financial institutions participating interests in the Loan, the Note, or any other interest of the Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by the Bank of a participating interest to a Participant, (i) the Bank shall remain the holder of the Note for all purposes of this Agreement, (ii) Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if the Bank had not sold such participation and shall be paid directly to the Bank. Borrower agrees that if amounts outstanding under this Agreement and the Note are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement or the Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Bank, and the Bank agrees to share with each Participant, as provided herein. Borrower also agrees that each Participant shall be entitled to the benefits of Article 4 hereof as if it were the Bank (provided that no Participant shall receive any greater compensation pursuant to such Article 4 than would have been paid to the participating Bank if no participation had been sold).

10.2        Prohibition of Assignments and Encumbrances by Borrower. Except as expressly provided in the Mortgages, Borrower, without the prior written consent of the Bank, shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer (as defined in the Mortgages).

10.3        Special Provision Regarding Expansion Property. The Bank acknowledges that certain portions of the Property, commonly known as Apple Creek Manufactured Housing Community, are currently undeveloped and vacant (such undeveloped and vacant portions, individually and collectively, the “Expansion Property”). Notwithstanding any provisions of this Agreement to the contrary, Borrower shall be permitted to release an Expansion Property from the lien of the applicable Mortgage without the payment of a release price upon satisfaction of each of the following conditions:

(a)           The Bank shall have approved the legal description of the relevant Property remaining subject to the lien of the Mortgage after the release of the Expansion Property;

(b)           Borrower shall have transferred the Expansion Property into a separate tax parcel (in connection with which the Bank shall cooperate and reasonably approve such transfer) and the Property remaining subject to the lien of the Mortgage shall have a separate tax identification number;

(c)           If necessary, Borrower shall have subdivided or replatted the Property, as required by the jurisdiction in which the Property is located, such that the Property remaining subject to the lien of the Mortgage after the release of the Expansion Property shall be a separate parcel, on which the Bank can exercise all rights and remedies afforded in this Agreement and the Mortgage, including conveying the Property upon foreclosure;

(d)           Borrower shall have recorded any easements, in form and substance required by the Bank, benefitting the Property after the release of the Expansion Property, including, but not limited to, easements granting use and/or access to amenities on the Expansion Property, utility easements for utilities located or to be located on the Expansion Property benefitting the remaining Property, and parking or access easements;

(e)           The Expansion Property shall be deeded to an entity that is not a Borrower under this Agreement at the time of such release;

(f)           Borrower shall amend the existing Mortgage for such Property to reflect the new legal description of the Property, which legal description shall include any beneficial easements;

(g)           Borrower shall cause the existing title policy for such Property to be amended to reflect the new legal description of the Property, which legal description shall include any beneficial easements as insured parcels;

(h)           Borrower covenants that the Expansion Property shall be developed and operated in a manner compatible with the use of the remaining Property as a manufactured housing community; and

(i)            Borrower shall pay all of the Bank’s reasonable costs and expenses, including legal fees and expenses, in connection with the release of any Expansion Property.

ARTICLE 11

EVENTS OF DEFAULT BY BORROWER

11.1        Event of Default Defined. The occurrence of any one or more of the following shall constitute an Event of Default, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)           Borrower fails to pay (i) any installment of principal or interest payable pursuant to the Note on the date when due, or (ii) any other amount payable to the Bank under the Note, this Agreement or any of the other Loan Documents within five (5) days after the date when any such payment is due in accordance with the terms hereof or thereof;

(b)           Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement or any of the other Loan Documents not otherwise described in Sections 11.1(a), or (c) through (p); provided, however, that if the Note, this Agreement or other applicable Loan Document does not provide for a specific grace, notice or cure period, and further provided that if such failure by its nature can be cured, then so long as the continued operation and safety of the Property, and the priority, validity and enforceability of the liens created by the Mortgages or any of the other Loan Documents and the value of the Property are not impaired, threatened or jeopardized, Borrower shall have a period (the “Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period;

(c)           The existence of any inaccuracy or untruth in any material respect in any representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to the Bank by Borrower or Guarantor;

(d)	The occurrence of a Prohibited Transfer;

(e)           The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of Borrower or Guarantor which in any way relates to or affects the Loan or the Property;

(f)           The occurrence of a material adverse change in the financial condition of Borrower or Guarantor;

(g)           Borrower or Guarantor (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of Borrower or of all or any substantial part of the property of Borrower or Guarantor or any of the Property; or all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or located within thirty (30) days;

(h)           The commencement of any involuntary petition in bankruptcy against Borrower or Guarantor or the institution against Borrower or Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of Borrower or Guarantor, which shall remain undismissed or undischarged for a period of sixty (60) days;

(i)	The dissolution, termination or merger of Borrower or Guarantor; or

(j)            The occurrence of an “Event of Default” under the Note, the Mortgages or any of the other Loan Documents.

ARTICLE 12

BANK’S REMEDIES UPON EVENT OF DEFAULT

12.1        Remedies Conferred upon the Bank. Upon the occurrence of any Event of Default, the Bank, in addition to all remedies conferred upon the Bank by law and by the terms of the Note, the Mortgages and the other Loan Documents, may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a)           Declare the Note to be due and payable forthwith, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, and

(b)           Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Mortgages and enforcement of all Loan Documents.

12.2        Setoff Rights. In addition to any rights of setoff that the Bank may have under applicable law, the Bank, without notice of any kind to Borrower, may appropriate and apply to the payment of the Note or of any sums due under this Agreement any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrower then or thereafter in the possession of the Bank or any Participant of the Bank.

12.3        Right of Bank to Make Advances to Cure Event of Defaults; Obligatory Advances. If Borrower shall fail to perform any of its covenants or agreements herein or in any of the other Loan Documents contained, the Bank may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by the Bank in so doing, and any amounts expended by the Bank pursuant to Section 12.1 hereof and any amounts advanced by the Bank pursuant to this Agreement shall be deemed advanced by the Bank under an obligation to do so regardless of the identity of the person or persons to whom said funds are disbursed. Amounts advanced by the Bank to protect its security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.

12.4        Attorneys’ Fees. Borrower will pay the Bank’s reasonable attorneys’ fees and costs in connection with the negotiation, preparation, administration and enforcment of this Agreement and the other Loan Documents, which shall also include reasonable attorneys’ fees and time charges of attorneys who may be employees of the Bank or any affiliate of the Bank; without limiting the generality of the foregoing, if at any time or times hereafter the Bank employs counsel for advice or other representation with respect to any matter concerning Borrower, this Agreement, the Property or the Loan Documents or if the Bank employ one or more counsel to protect, collect, lease, sell, take possession of, or liquidate any of the Property, or to attempt to enforce or protect any security interest or lien or other right in any of the Property or under any of the Loan Documents, or to enforce any rights of the Bank or obligations of

Borrower or any other person, firm or corporation which may be obligated to the Bank by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to the Bank in furtherance hereof, then in any such event, all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional indebtedness owing by Borrower to the Bank payable on demand and evidenced and secured by the Loan Documents.

12.5        No Waiver. No failure by the Bank to exercise, or delay by the Bank in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided at law or in equity. No notice to or demand on Borrower in any case, in itself, shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand.

12.6        Default Rate. From and after the date of any Event of Default until the date on which such Event of Default is cured or waived, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand. The failure of the Bank to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by the Bank.

ARTICLE 13

MISCELLANEOUS

13.1        Time is of the Essence. Borrower agrees that time is of the essence in all of its covenants under this Agreement.

13.2        The Bank’s Determination of Facts. The Bank at all times shall be free to establish independently to its satisfaction and in its sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

13.3        Prior Agreements. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to the Loan, and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.

13.4        Disclaimer by Bank. Borrower is not and shall not be an agent of the Bank for any purposes, and the Bank is not a venture partner with Borrower in any manner whatsoever. Approvals granted by the Bank for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

13.5        Borrower Indemnification. Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless the Bank, any parent corporation, affiliated corporation or subsidiary of the Bank, and each of its officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of the Bank, or any parent or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, environmental laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement, the Note and the Loan Documents, the making or issuance and management of the Loan, the use or intended use of the proceeds of the Loan and the enforcement of the Bank’s rights and remedies under this Agreement, the Note, the Loan Documents, any other instruments and documents delivered hereunder or thereunder; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters (a) caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party, (b) related to the sale of participating interests in the Loan pursuant to Section 10.1 hereof. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to such Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by such Indemnified Party until paid by Borrower, shall be added to the obligations of Borrower evidenced by the Note and secured by the collateral securing the Loan. This indemnity is not intended to excuse the Bank from performing hereunder. The provisions of this section shall survive the closing of the Loan, the satisfaction and payment of the Note and any cancellation of this Agreement. Borrower shall also pay, and hold the Bank harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the Loan. The Bank hereby represents that it has not employed a broker or other finder in connection with the Loan. Borrower represents and warrants that no brokerage commissions or finder’s fees are to be paid in connection with the Loan.

13.6        Captions. The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

13.7        Inconsistent Terms and Partial Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, the Bank may elect which terms shall govern and prevail. If any provision of this Agreement, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

13.8        Gender and Number. Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

13.9        Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) sent by overnight express carrier, addressed in each case as follows:

To the Bank:	LaSalle Bank Midwest National Association 2600 West Big Beaver Road Troy, Michigan 48084 Attention: Commercial Real Estate

With copies to:	Daniel C. Watson, Esq. Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243

To Borrower:	Apple Orchard, L.L.C. Sun Lakeview LLC Sun Tampa East, LLC 27777 Franklin Road, Suite 200 Southfield, Michigan 48034 Attention: Corporate Controller

With a copy to:	Arthur A. Weiss, Esq. Jaffe, Raitt, Heuer & Weiss, P.C. The American Center 27777 Franklin Road, Suite 2500 Southfield, Michigan 48034

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

13.10      Effect of Agreement. The submission of this Agreement and the Loan Documents to Borrower for examination does not constitute a commitment or an offer by the Bank to make a commitment to lend money to Borrower; this Agreement shall become effective only upon execution by Bank and delivery hereof by the Bank to Borrower.

13.11      Governing Law. This Agreement has been negotiated, executed and delivered at Troy, Michigan, and shall be construed and enforced in accordance with the laws of the State of Michigan, without reference to the choice of law or conflicts of law principles of the State.

13.12      Waiver of Defenses. OTHER THAN CLAIMS BASED UPON THE FAILURE OF THE BANK TO ACT IN A COMMERCIALLY REASONABLE MANNER, THE BORROWER, ON BEHALF OF ITSELF AND GUARANTOR, WAIVES EVERY PRESENT AND FUTURE DEFENSE (OTHER THAN THE DEFENSE OF PAYMENT IN FULL), CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. PROVIDED THAT THE BANK ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.13      Consent to Jurisdiction. TO INDUCE BANK TO ACCEPT THE NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS WILL BE LITIGATED IN COURTS HAVING SITUS IN OAKLAND COUNTY, MICHIGAN. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN OAKLAND COUNTY, MICHIGAN, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

13.14      Waiver of Jury Trial. BORROWER AND THE BANK (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE BANK OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

13.15      Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall be deemed to be originals thereof.

13.16      Customer Identification - USA Patriot Act Notice. The Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow the Bank to identify Borrower in accordance with the Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and the Bank have caused this Loan Agreement to be executed as of the day and year first above written.

BORROWER:

APPLE ORCHARD, L.L.C., a Michigan limited liability company

By:         Sun Communities Operating Limited Partnership, a Michigan limited partnership

Its:          Sole Member

By:         Sun Communities, Inc., a Maryland corporation

Its:          General Partner

By: ______________________________

Name: ______________________________

Title: _______________________________

SUN LAKEVIEW LLC, a Michigan limited liability company

By:         Sun Communities Operating Limited Partnership, a Michigan limited partnership

Its:          Sole Member

By:         Sun Communities, Inc., a Maryland corporation

Its:          General Partner

By: ______________________________

Name: ______________________________

Title: _______________________________

SUN TAMPA EAST, LLC, a Michigan limited liability company

By:         Sun Communities Operating Limited Partnership, a Michigan limited partnership

Its:          Sole Member

By:         Sun Communities, Inc., a Maryland corporation

Its:          General Partner

By: ______________________________

Name: ______________________________

Title: _______________________________

BANK: LASALLE BANK MIDWEST NATIONAL ASSOCIATION,a national banking association By: ________________________________ Name: Scott McLean___________________ Title: Vice President___________________

EXHIBIT A

THE PROPERTY

Property known as 2191 East Ohio Pike #57, Amelia, Ohio and 969 State Rte 28, Milford, Ohio described as:

Land situated in the County of Clermont, Township of Miami, State of Ohio, is described as follows:

Parcel 1

Situated in the State of Ohio, Clermont County, Miami Township and in Dix’s Military Survey No. 992 of the Virginia Military District and being more particularly described as follows: Beginning at a point in State Route No. 28, said point is North 13 degrees 20 minutes 32 seconds West 29.71 feet from a 1 inch iron pipe at the Northwest corner of lot No. 42 of the Village of Mulberry as platted and recorded in Plat Cabinet 5, page 148 of the Clermont County, Ohio Deed Records; thence with the line of said lot No. 42 and Tailwind Properties, Inc., South 13 degrees 20 minutes 32 second East 265.47 feet to a 1/2 inch iron pin; thence, with the line of H. Wayne Klekamp, Inc. and fenced line of Bertie Trester, South 06 degrees 36 minutes 08 seconds West 888.99 feet to a 5/8 inch iron pin; thence, with the North line of By-Pass StateRoute 28, South 71 degrees 27 minutes 11 seconds West 452.65 feet to a 5/8 inch iron pin; thence, continuing with said North line of said By-Pass State Route No. 28, South 67 degrees 31 minutes 49 seconds West, 434.44 feet to a 5/8 inch iron pin; thence with the fenced line of B & R Partnership, North 13 degrees 49 minutes 16 seconds East 609.49 feet to a 3/4 inch iron pin; thence, with the fenced line of Paul and Janet Bilton, North 81 degrees 00 minutes 48 seconds East 180.74 feet to a 3/4 inch iron pin; thence, with the fenced line of Mulberry Wesleyan Church, Inc., North 54 degrees 54 minutes 10 seconds East 359.78 feet to a 1 inch pipe; thence continuing with said fenced line of Mulberry Wesleyan Church, Inc. North 66 degrees 31 minutes 42 seconds East 151.50 feet to a 3/8 inch iron pin, thence, continuing with said fenced line of Mulberry Wesleyan Church, Inc., North 18 degrees 31 minutes 24 seconds West 58.02 feet to a 1 inch pipe, thence, with said line of Mulberry Wesleyan Church, Inc., and Harry Kapourales, North 75 degrees 09 minutes 36 seconds East, 170.08 feet to a 1/2 inch iron pin; thence, continuing with said line of said Harry Kapourales and passing a 5/8 inch iron pin at 232.09 feet, North 13 degrees 17 minutes 13 seconds West 262.09 feet to State Route No. 28; thence with said State Route No. 28, North 77 degrees 12 minutes 47 seconds East 94.23 feet to the beginning, The bearings in the above description are based on the East line of B & R Partnership’s property as recorded in Official Record Book 561, page 668 in the recorders office of said county.

The above description is taken from and in accordance with a survey and plat dated August 10, 1998 by Robert Joseph Shannon, Ohio Reg. No. 7835

Parcel 2

Situated in the State of Ohio, Clermont County, Miami Township and in Dix’s Military Survey No. 992 of the Virginia Military District and being more particularly described as follows: Commencing at a point in State Route No. 28, said point is North 13 degrees 20 minutes 32 seconds West, 29.71 feet from a 1 inch iron pipe at the Northwest corner of Lot No. 42 of the Village of Mulberry as platted and recorded in Plat Cabinet 5, page 148 of the Clermont County, Ohio Deed Records; thence with the line of said Lot No. 42 and Tailwind Properties, Inc., South 13 degrees 20 minutes 32 seconds East 265.47 feet to a 1/2 iron pin; thence, with the line of H. Wayne Klekamp, Inc., fenced line of Bertie Trester and crossing the State Route No. 28 by-pass, South 06 degrees 36 minutes 08 seconds West 1120.97 feet to a 5/8 inch iron pin and the beginning; thence, with the fenced line of Rosa Trester and West line of Lakeside Park Subdivision, South 06 degrees 36 minutes 08 seconds West 656.69 feet to a 1/2 inch iron pin; thence with the line of Jerome L. Decker North 72 degrees 10 minutes 36 seconds West, 196.61 feet to a 5/8 inch iron pin; thence continuing with said line of Jerome L. Decker, South 37 degrees 05 minutes 47 seconds West 349.43 feet to a 1/2 inch iron pin; thence with the line of Betty Swafford and fenced line of Donald Gordon, North 73 degrees 48 minutes 40 seconds West 591.53 feet to a 1/2 inch iron pin; thence, continuing with said fenced line of Donald Gordon and fenced line of Elsie Walker, North 35 degrees 18 minutes 04 seconds East 357.85 feet to a 5/8 inch iron pin; thence, continuing with said fenced line of Elsie Walker, North 72 degrees 19 minutes 17 seconds West, 50.08 feet to a 1/2 inch iron pin; thence with the fenced line of the Board of County Commissioners, North 13 degrees 49 minutes 16 seconds East 163.75 feet to a 5/8 inch iron pin; thence with the South line of By-Pass State Route No. 28, North 71 degrees 27 minutes 11 seconds East 583.81 feet to a 5/8 inch iron pin; thence, continuing with said South line of By-Pass State Route No. 28, South 13 degrees 21 minutes 01 seconds East 41.17 feet to a 5/8 inch iron pin; thence, still continuing with the south line of By-Pass State Route No. 28, North 71 degrees 27 minutes 11 seconds East 295.68 feet to the beginning.

The bearings in the above description are based on the East line of B & R Partnership’s property as recorded in Official Record Book 561, page 668 in the recorders office of said county

The above description is taken from and in accordance with a survey and plat dated August 10, 1998 by Robert Joseph Shannon, Ohio Reg. No. 7835.

Parcel 3

Situated in Pierson’s Military Survey No. 928 and Jones’ Military Survey No. 934, Monroe Township, Clermont County, Ohio and being more particularly described as follows: Beginning at an iron pin set at the southwest corner of Lot No. 7 of East Fork Commercial Park as recorded in Plat Cabinet 4, page 222 of the Clermont County, Ohio Subdivision Plat Records; thence with the South line of said Lot No. 7 and partially with the South line of Lot No. 8, as generally marked by a fence, South 85 degrees 34 minutes 15 seconds East for a distance of 449.88 feet to an iron pin set corner to lands of Edgar Lawson; thence with the lines of said Lawson the following three courses and distances, (1) South 12 degrees 58 minutes 13 seconds West for a distance of 579.29 feet to an ion pin set; (2) North 86 degrees 11 minutes 40 seconds West for a distance of 462.91 feet to an iron pin set; (3) South 06 degrees 51 minutes 00 seconds West for a distance of 507.16 feet to an existing iron pin corner of lands of the Clermont Christian Assembly, Inc., thence with the north line of The Clermont Christian Assembly, Inc. North 84 degrees 13 minutes 43 seconds West for a distance of 1597.30 feet to an existing iron pin corner to lands of Martha and Karen Simpson; thence with the East line of said Simpson and the East line of Elmer and Marjorie Parker North 15 degrees 29 minutes 12 seconds East for a distance of 449.46 feet to an existing spike in the centerline of Back Run Road; thence leaving said road with the South line of lands of Steven and Karen Seipelt South 84 degrees 44 minutes 18 seconds East (passing an iron pin set at 25.00 feet) for a total distance of 637.57 feet to an existing iron pipe corner to said Seipelt; thence with the Easterly lines of said Seipelt and the Easterly line of Jessie and Judith Cowans the following two courses and distances (1) North 06 degrees 42 minutes 55 seconds West for a distance of 26.05 feet to an existing iron pipe at an angle point in Seipelt’s Easterly line (2) North 30 degrees 41 minutes 42 seconds East for a distance of 661.30 feet to an existing iron pipe corner to said Cowans; thence with the North line of Cowans North 84 degrees 35 minutes 35 seconds West for a distance of 594.03 feet to an existing iron pipe corner to lands of Mamie Kemper; thence with the East line of said Kemper and partially with the East line of Lands of Terry and Beverly Hoskins North 12 degrees 11 minutes 18 seconds East for a distance of 891.21 feet to an iron pin set corner to lands of the Bethel Jehovah’s Witnesses; thence with the lines of the Bethel Jehovah’s Witnesses the following three (3) courses and distances, (1) South 86 degrees 24 minutes 00 seconds East for a distance of 236.94 feet to an iron pin set; (2) North 03 degrees 36 minutes 00 seconds East for a distance of 66.00 feet to an iron pin set; (3) South 86 degrees 24 minutes 00 seconds East for a distance of 33.00 feet to an iron pin set corner to lands of Dale and Irene DeWeese; thence with the Southerly line of said DeWeese South 61 degrees 24 minutes 00 seconds East for a distance of 161.15 feet to an existing iron pin corner of lands of Clermont Metropolitan Housing Authority; thence with the lines of said Clermont Metropolitan Housing Authority the following six (6) courses and distances, (1)

South 35 degrees 56 minutes 13 seconds East for a distance of 183.96 feet to an iron pin set; (2) South 61 degrees 48 minutes 54 seconds East for a distance of 157.41 feet to a wood post; (3) North 77 degrees 59 minutes 07 seconds East for a distance of 131.22 feet to an iron pin set; (4) North 08 degrees 28 minutes 57 seconds East for a distance of 82.52 feet to an iron pin set; (5) South 83 degrees 59 minutes 06 seconds East for a distance of 91.94 feet to an iron pin set; (6) North 08 degrees 40 minutes 57 seconds East (passing an iron pin set 530.64 feet) for a total distance of 593.32 feet to a point in the centerline of State Route No. 125; thence with said centerline South 78 degrees 37 minutes 16 seconds East for a distance of 292.37 feet to a point; thence leaving said road with the West line of Lot No. 7 of East Fork Commercial Park the following two (2) courses and distances, (1) South 07 degrees 42 minutes 03 seconds West for a distance of 693.99 feet to a 36’ ash tree; South 05 degrees 56 minutes 01 seconds West for a distance of 677.35 feet to the place of beginning.

EXCEPTING Therefrom the following described parcels:

Situated in Jones’ Military Survey No. 934, Monroe Township, Clermont County, Ohio and being more particularly described as follows:

Commencing at an iron pin located at the Southwest corner of Lot No. 7 of East Fork Commercial Park as recorded in Plat Cabinet 4, page 222 of the Clermont County, Ohio Subdivision Plat Records; thence with the South line of said Lot No. 7 and partially with South line of Lot No. 8 as generally marked by a fence, South 85 degrees 34 minutes 15 seconds East 449.88 feet to the corner of lands of Edgar Lawson; thence with the lines of said Lawson the following three (3) courses: South 12 degrees 58 minutes 13 seconds West 579.29 feet, North 86 degrees 11 minutes 40 seconds West 462.91 feet to an iron pin found, South 06 degrees 51 minutes 00 seconds West for a distance of 507.16 feet to an existing iron pin corner to lands of The Clermont Christian Assembly, Inc., as recorded in Deed Book 532, page 374, Clermont County Recorder’s Office; thence with the North line of said Clermont Christian Assembly, Inc., North 84 degrees 13 minutes 43 seconds West 1330.81 feet to a 5/8" diameter iron pin set at the Point of Beginning of this described real estate; thence from said point of beginning continuing North 84 degrees 13 minutes 43 seconds West 266.49 feet to an existing iron pin corner to lands of Karen L. Simpson, as recorded in Official Record 794, page 877, Clermont County Recorder’s Office; thence with the East line of said Simpson and the East line of Elmer Parker, Jr., as recorded in Official Record 1084, page 248 of the Clermont County Recorder’s Office, North 15 degrees 29 minutes 12 seconds East for a distance of 449.46 feet to an existing spike located in the centerline of Back Run Road; thence leaving said road with the South line of lands of Roy L. and Brenda D. Lindsey as recorded in Official Record 1342, page 800, Clermont County Recorder’s Office, South 84 degrees 44 minutes 18 seconds East, passing an existing iron pin at 25.00 feet for a total distance of 177.74 feet to a set 5/8" diameter iron pin; thence leaving said line of Lindsey, through grantor’s property along a new severance line the following four (4) courses: South 03 degrees 29 minutes 54 seconds West 39.63 feet to a set 5/8" diameter iron pin, North 86 degrees 30 minutes 06 seconds West 12.74 feet to a set 5/8" diameter iron pin, South 64 degrees 19 minutes 28 seconds West 50.00 feet to a set 5/8" diameter iron pin, and South 04 degrees 13 minutes 43 seconds East 384.25 feet to the point of beginning.

Right to access and construct utilities including sanitary sewer, public water, electric, gas cable and telephone located or to be located along Back Run Road through and above described tract, and to retain rights for drainage easements and storm piping through the above tract.

ALSO EXCEPTING

Situated in the State of Ohio, County of Clermont, Township of Monroe, Virginia Military District, situated in Jones M.S. No. 934 and being more particularly described as follows:

Beginning for reference at the intersection of the existing centerline of S.R. 125 with the Easterly line of Jones M.S. No. 934, said point being centerline of survey Station 491+57.52; thence North 75 degrees 49 minutes 28 seconds East 21.76 feet to a point at 9.72 feet left of centerline Station 491+76.98 and being the True Point of Beginning; thence South 09 degrees 04 minutes 08 seconds West 91.68 feet along the Grantor’s Easterly line to an iron pin set at 81.75 feet right of centerline Station 491+82.25 (passing an iron pin found at 90.79 feet); thence North 88 degrees 17 minutes 47 seconds West 17.54 feet along the existing Southerly Right-of Way line to an iron pin set 85.00 feet right of centerline Station 491+65.00; thence North 68 degrees 29 minutes 02 seconds West, 157. 14 feet along the existing Southerly Right-of-Way line to an iron pin set 60.00 feet right of centerline Station 490+09.88; thence North 72 degrees 43 minutes 43 seconds West 123.24 feet along the existing Southerly Right of Way line to an iron pin found 54.22 feet right of centerline Station 488+91.18; thence North 10 degrees 03 minutes 08 seconds East 59.98 feet along the Grantor’s Westerly line to a point 5.32 feet left of centerline Station 488+84.09; thence South 77 degrees 29 minutes 25 seconds East 292.34 feet along the Grantor’s Northerly line to the True Point of Beginning.

This description is based on a survey made under the direction and supervision of Steven W. Newell, Professional Surveyor Number 7212 in May, 2001

Property known as 4630 McIntosh, Dover, Florida described as:

Parcel I:

Commence at the Northeast corner of the Southeast 1/4 of the Northwest 1/4 of Section 30, Township 28 South, Range 21 East, Hillsborough County, Florida; thence South 00°13'17" East along the East boundary thereof, 286.50 feet; thence South 89°50'28" West, 47.00 feet to a point on the West right-of-way line of McIntosh Road (said public right-of-way being 87 feet in width, as shown on F.D.O.T. right-of-way Map Section 10030-2529 (formerly 10030-2521) and O.R. Book 5099, Page 1004), said point being the Point of Beginning; thence along said Westerly right-of-way line South 00°13'17" East, 373.17 feet to a point on the North boundary of the South 1/2 of the Southeast 1/4 of Northwest 1/4 of said Section 30; thence continue along said West right-of-way line of McIntosh Road South 00°08'53" East, 332.72 feet to a point on the South boundary of the North 1/2 of the South 1/2 of the Southeast 1/4 of the Northwest 1/4 of said Section 30; thence along said South boundary North 89°31'31" West, 1,348.58 feet to the Southwest corner of the North 1/2 of the South 1/2 of the Southeast 1/4 of the Northwest 1/4 of said Section 30; thence South 00°08'30" East, 330.76 feet to the Southwest corner of the Southeast 1/4 of the Northwest 1/4 of said Section 30; thence South 00°16'56" East along the East boundary of the Northwest 1/4 of the Southwest 1/4 of said Section 30, 1,025.21 feet to a point on the Northerly right-of-way line of U.S. Highway No. 92 (State Road No. 600, said public right-of-way being 80 feet in width as shown on F.D.O.T. right-of-way Map Section 10030-2529 (formerly 10030-2521); thence South 75°27'17" West along said right-of-way line, 978.28 feet to a point on the East boundary of the West 447.50 feet of the Northwest 1/4 of the Southwest 1/4 of said Section 30; thence North 00°15'43" West, along a line 447.50 feet East of and parallel to the West boundary of the Northwest 1/4 of the Southwest 1/4 of said Section 30, a distance of 347.00 feet MORE OR LESS to the South bank of an existing canal; thence North 88°11'42" East along said canal bank 250.10 feet to a point on the West boundary of the East 1/2 of the Northwest 1/4 of the Southwest 1/4 of said Section 30; thence North 00°19'40" West along said West boundary, 920.12 feet to the Northwest corner of the East 1/2 of the Northwest 1/4 of the Southwest 1/4 of said Section 30; thence North 89°27'27" West, along the South boundary of the Southwest 1/4 of the Northwest 1/4 of said Section 30, a distance of 150.36 feet to the Southwest corner of the East 849.16 feet of the Southwest 1/4 of the Northwest 1/4 of said Section 30; thence North 00°0728" West, 700.00 feet to the Northwest corner of the East 849.16 feet of the South 700.00 feet of the Southwest 1/4 of the Northwest 1/4 of said Section 30; thence South 89°35'43" East, along the North boundary thereof, a distance of 493.06 feet; thence South 41°49'16" East, 266.07 feet; thence North 42°13'00" East (North 42°06'10" East per description), 243.73 feet; thence North 00°02'51" East, 15.13 feet; thence South 89°42'21" East, 15.00 feet to the Northeast corner of the South 700.00 feet of the East 849.16 feet of the Southwest 1/4 of the Northwest 1/4 of said Section 30; thence North 00°08'30" West, along the West boundary of the Southeast 1/4 of the Northwest 1/4 of said Section 30, 322.13 feet; thence North 89°50'28" East, 1,347.94 feet to the Point of Beginning.

Parcel II:

A parcel of land being a portion of the Northwest 1/4 of the Northwest 1/4 of Section 30, Township 28 South, Range 21 East, Hillsborough County, Florida, being more particularly described as follows:

Commence at a found railroad spike marking the Southeast corner of the Northwest 1/4 of Section 30; thence North 00°06'40" West along the East line of said Northwest 1/4, for 1,324.46 feet to the Southeast corner of the Northeast 1/4 of said Northwest 1/4; thence North 89°26'20" West along the South line of the Northeast 1/4 of said Northwest 1/4, for 55.38 feet to a point on the Westerly right-of-way line of McIntosh Road; thence North 07°42'21" West along said Westerly right-of-way line, for 105.02 feet to a point on the previously existing Southerly limited access right-of-way line of State Road 400 (Interstate 4); thence along said limited access right-of-way line, the following two (2) courses:

1) North 65°18'32" West for 140.75 feet; 2) thence South 88°12'17" West for 226.40 feet to a point on the new Southerly limited access right-of-way line; thence along said new limited access right-of-way line, the following three (3) courses:

1) South 83°01'18" West for 395.54 feet to a point on the arc of a non-tangent curve (a radial line bears South 6°04'26" East to the center of said curve); 2) thence Westerly along the arc of said curve concave Southerly, having for its elements a radius of 5,649.58 feet, a central angle of 02°23'16", an arc length of 235.46 feet, and a chord bearing and distance of South 82°43'56" West for 235.44 feet to a point of tangency; 3) thence South 81°32'17" West for 349.38 feet to a point on the East line of the Northwest 1/4 of said Northwest 1/4 and the Point of Beginning; thence North 00°05'10" West, along said East line for 11.60 feet; thence North 89°26'13" West for 59.72 feet; thence South 82°05'10" West for 13.94 feet; thence South 12°27'43" East for 23.55 feet to the South line of said Northwest 1/4 of the Northwest 1/4; thence South 89°26'20" East along said South line 68.49 feet to the Southeast corner of said Northwest 1/4 of the Northwest 1/4; thence North 00°05'10" West along said East line of the Northwest 1/4 of the Northwest 1/4 for 13.39 feet to the said Point of Beginning.

Parcel III (Easement Parcel):

Easements for access, ingress and egress from Parcel I hereof to Parcel II hereof, and easement for water utilities for the benefit of Parcels I and II, made by Green Acres Campground, Inc., to NHC-FL14 LP., dated June 24, 1998, recorded July 1, 1998 in O.R. Book 9115, Page 787, Hillsborough County Records, which easements burden the following parcel of land.

Begin at the Northeast corner of the Southwest 1/4 of the Northwest 1/4 of Section 30, Township 28 South, Range 21 East, Hillsborough county, Florida; thence North 00°05'10" West to a point on the South right-of-way line of Interstate 4 (State Road No. 400), a public right-of-way, 13.39 feet; thence North 81°32'17" East along said right-of-way 30.32 feet; thence South 00°05'10" East, 18.15 feet; thence South 00°08'30" East 270.93 feet; thence North 89°50'28" East 129.99 feet; thence South 00°09'32" East, 30.00 feet; thence South 89°50'28" West, to a point on the West line of the Southeast 1/4 of the Northwest 1/4 of Section 30, Township 28 South, Range 21 East 160.00 feet; thence North 00°08'30" West along said line 301.31 feet to the Point of Beginning.

Parcel IV:

From the Northeast corner of the Northeast 1/4 of the Southwest 1/4 of Section 30, Township 28 South, Range 21 East, run West 345 Feet to a Point of Beginning; run thence South 00°41'00" East, 743.09 feet to the North Right-of-Way Line of U.S. 92 (a public road having an 80 foot right of way); thence South

75°00'30" West along said right-of-way line 200 feet thence North 00°41'00" West, 200 feet; thence South 75°00130" West, 884.81 feet to the West boundary of said Northeast 1/4 of the Southwest 1/4; thence North 00°39'00" West, 823.73 feet to the Northwest corner of said Northeast 1/4 of the Southwest 1/4; thence East 1050.75 feet to the Point of Beginning. Said lands lying In Hillsborough County, Florida.

Property known as 9910 Geraldine St., Ypsilanti, Michigan described as:

Land situated in the County of Washtenaw, Township of Ypsilanti, State of Michigan, is described as follows:

Part of Section 26, Town 3 South, Range 7 East, Ypsilanti Township, Washtenaw County, Michigan, described as: Beginning at the Northeast corner of Section 26; thence South along the East line of said Section, 1309.73 feet; thence North 89 degrees 42 minutes 34 seconds West 662.67 feet; thence South 00 degrees 00 minutes 53 seconds East 728.14 feet; thence South 89 degrees 42 minutes 34 seconds East 662.49 feet to the East line of said Section; thence South along said line 197.26 feet; thence North 89 degrees 42 minutes 34 seconds West 662.44 feet; thence South 00 degrees 00 minutes 53 seconds East 197.28 feet; thence South 89 degrees 42 minutes 34 seconds East 662.39 feet to the East line of said Section; thence South along said line 197.29 feet to the East 1/4 corner of said Section; thence North 89 degrees 29 minutes 20 seconds West along the East and West 1/4 line 1318.78 feet to the Southwest 1/4 of the East 1/2 of the Northeast 1/4 of said Section; thence North 00 degrees 06 minutes 32 seconds East along the West line of the East 1/2 of the Northeast 1/4 of said Section 1810.49 feet; thence South 89 degrees 23 minutes 40 seconds East 291.22 feet; thence North 00 degrees 09 minutes 54 seconds West 826.86 feet to the North line of said Section; thence South 89 degrees 05 minutes East along said North line 119.10 feet; thence South 15 degrees 17 minutes 20 seconds West 69.23 feet; thence North 56 degrees 57 minutes 07 seconds East 94.96 feet; thence North 19 degrees 25 minutes 50 seconds East 15.13 feet to the North line of said Section; thence South 89 degrees 05 minutes 00 seconds East along said North line 841.02 feet to the point of beginning.

Tax Item No. K-11-26-100-014

EXHIBIT B

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$27,000,000.00	Date: July 1, 2008
Troy, Michigan	Maturity Date: July 1, 2011

FOR VALUE RECEIVED, APPLE ORCHARD, L.L.C., a Michigan limited liability company; SUN LAKEVIEW LLC, a Michigan limited liability company; and SUN TAMPA EAST, LLC, a Michigan limited liability company (collectively, the “Borrower”), hereby promises to pay to the order of LASALLE BANK MIDWEST NATIONAL ASSOCIATION, a national banking association (the “Bank”), at its principal office in Troy, Michigan, on or before the Maturity Date (as defined in the hereinafter referred to Loan Agreement), the principal amount of TWENTY SEVEN MILLION and 00/100 DOLLARS ($27,000,000.00), in accordance with the terms and provisions of that certain Loan Agreement dated as of July 1, 2008, executed by and among the Borrower and the Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

The Borrower further promises to pay accrued interest hereunder monthly, beginning on August 1, 2008 and continuing on the same day of each consecutive month thereafter through and including July 1, 2009. Beginning on August 1, 2009, and continuing on the same day of each consecutive month thereafter, the Borrower shall repay the outstanding principal balance of this Note in monthly installments of principal and interest, each in an amount determined on the basis of a 360-month amortization period (the "Amortization Period"). The amount of each monthly payment shall be the amount computed by the Bank which would amortize the outstanding principal balance of this Note, as of the date of the payment calculation, with interest at the rate in effect on such date as set forth in the Loan Agreement, over the remainder of the Amortization Period. The outstanding principal balance hereof shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. The Maturity Date may be extended at the Borrower’s option, subject to the terms and conditions contained in the Loan Agreement, to the date two (2) years after the initial Maturity Date. Payments of both principal and interest are to be made in lawful money of the United States of America. The Loan made by the Bank and all payments on account of the principal and interest thereof, shall be recorded on the books and records of the Bank and the principal balance as shown on such books and records shall be rebuttably presumptive evidence of the principal amount owing hereunder.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to the Maturity Date, or pursuant to which the Maturity Date may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.

Except for such notices as may be expressly required under the Loan Documents, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence. No failure to exercise, and no delay in

B-1

exercising, any rights under any of the Loan Documents by the Bank of any holder of this Note shall operate as a waiver of such rights.

This Note shall be governed and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State.

[SIGNATURE PAGE FOLLOWS]

B-2

BORROWER:

APPLE ORCHARD, L.L.C., a Michigan limited liability company

By:         Sun Communities Operating Limited Partnership, a Michigan limited partnership

Its:          Sole Member

By:         Sun Communities, Inc., a Maryland corporation

Its:          General Partner

By: EXHIBIT – DO NOT SIGN_______

Name: ______________________________

Title: ______________________________

SUN LAKEVIEW LLC, a Michigan limited liability company

By:         Sun Communities Operating Limited Partnership, a Michigan limited partnership

Its:          Sole Member

By:         Sun Communities, Inc., a Maryland corporation

Its:          General Partner

By: EXHIBIT – DO NOT SIGN_______

Name: ______________________________

Title: ______________________________

SUN TAMPA EAST, LLC, a Michigan limited liability company

By:         Sun Communities Operating Limited Partnership, a Michigan limited partnership

Its:          Sole Member

By:         Sun Communities, Inc., a Maryland corporation

Its:          General Partner

By: EXHIBIT – DO NOT SIGN_______

Name: ______________________________

Title: ______________________________

B-3